EXHIBIT 10.45
KB HOME
2010 EQUITY INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
This Restricted Stock Agreement (“Agreement”) is made on [DATE] (“Award Date”) by and between KB Home, a Delaware corporation (“Company”), and [NAME] (“Holder”). Capitalized terms used in this Agreement and not defined herein have the respective meanings given to them in the KB Home 2010 Equity Incentive Plan (“Plan”).
A G R E E M E N T
1.Award. Subject to the terms of the Plan and this Agreement, the Company hereby awards to Holder an aggregate of [# SHARES] shares of Common Stock, $1.00 par value per share, of the Company (the “Award”). Except as provided in this Agreement, the shares of Common Stock subject to the Award (“Award Shares”) cannot be transferred in any manner. A copy of the Plan is attached hereto and/or is available upon request, and is made a part hereof.
2.Lapse of Transferability Restrictions (Vesting of Award). Subject to Section 3 below, the transferability restrictions imposed by this Agreement and the Plan on the Award Shares will lapse, and the Award Shares will become freely tradable, according to the following vesting schedule:

On		Shares Subject to Lapse of Transferability Restrictions

November 8, 2013		33 1/3% of Grant
November 8, 2014	an additional	33 1/3% of Grant
November 8, 2015	an additional	33 1/3% of Grant

3.    Forfeiture of Award Shares. Holder will immediately forfeit all rights, title and interests in and to all Award Shares that are subject to transferability restrictions under this Agreement on the date Holder experiences a Termination of Service. The Committee, in its discretion, may accelerate the lapsing of the transferability restrictions under this Agreement for some or all of the Award Shares at any time, subject to the limitations on acceleration set forth in the Plan. If and to the extent so accelerated, the transferability restrictions will lapse as of the date or upon the occurrence of the condition specified by the Committee.
4.    Delivery of Award Shares; Taxes. Subject to the Company's right under the Plan to record Award Shares in the Company's books in uncertificated form, the Company will deliver to Holder stock certificate(s) representing those Award Shares as to which transferability restrictions have lapsed in accordance with this Agreement as soon as practicable after any such lapse, provided that Holder has paid to the Company the amount of any taxes the Company is required to withhold in connection with any such lapse. At Holder's discretion, Holder may direct the Company to withhold Award Shares to satisfy any tax withholding obligation that may arise upon the lapse of transferability restrictions as provided under this Agreement. If Holder makes an election under Section 83(b) of the Code to be taxed with respect to the Award as of the Award Date rather than as of the date any transferability restrictions lapse or the date upon which Holder would otherwise be taxed under Section 83(a) of the Code, Holder must deliver a copy of such election to the Company promptly after filing such election with the Internal Revenue Service.
5.    Dividends. Cash dividends or other cash distributions paid on or in respect of shares of Common Stock of the Company that are not restricted and are freely tradeable (“Unrestricted Shares”) will be equally and contemporaneously paid to Holder on or in respect of any Award Shares that are subject to transferability restrictions under this Agreement. In addition, any stock or other non-cash distributions issued on or in respect of Unrestricted Shares will be equally and contemporaneously issued on or in respect of such Award Shares, but will be held in escrow and will be subject to the transferability restrictions and forfeiture conditions imposed under this Agreement on Award Shares.
6.    Additional Terms and Adjustments. This Award is made subject to all of the terms and conditions of the Plan, including without limitation any terms, rules, or determinations made by the Committee pursuant to its authority under the Plan and Plan provisions on adjustment of awards, non-transferability, satisfaction of tax requirements and compliance with other laws.
7.    Additional Restrictions. The Company may impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales or other transfers of any Award Shares as to which transferability restrictions have lapsed in accordance with this Agreement, including without limitation (a) restrictions under an insider trading or other Company policy, (b) restrictions designed to delay and/or coordinate the timing and manner of sales by Holder and others following a public offering of the Company's stock, (c) stock ownership or holding requirements and (d) the required use of a specified brokerage firm for such resales or other transfers.
8.    California Law. This Agreement will be construed, administered and enforced in accordance with the laws of the State of California. This Agreement and the Award will be subject to rescission by the Company if an executed original of this Agreement is not received by the Company within four weeks of the Award Date.
9.    Compliance With Laws. Holder acknowledges that the Plan and this Agreement are subject to compliance with all applicable laws and regulations, the rules of any Securities Exchange, and to such approvals by any listing, regulatory or governmental authority as may, in the opinion of counsel for the Company, be necessary or advisable in connection therewith. The Award Shares shall be subject to such restrictions, and Holder shall, if requested by the Company, provide such assurances and representations to the Company as the Company may deem necessary or desirable to assure compliance with all applicable legal requirements. To the extent permitted by applicable law, the Plan and this Agreement will be deemed amended to the extent necessary to conform to any applicable laws, rules and regulations.
10.    Entire Agreement. This Agreement sets forth the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersedes all prior and contemporaneous oral and written agreements and understandings relating to such subject matter. Holder agrees to be bound by the terms and conditions of this Agreement and of the Plan, and that in the event of any conflict between this Agreement and the terms of the Plan, the terms of the Plan shall prevail.
11.    Non-Transferability. The Award may not be sold, pledged, assigned or transferred in any manner other than as permitted by the Plan or this Agreement.
12.    No Obligation. Neither the execution and delivery hereof nor the issuance of the Award shall confer upon Holder any right to be employed or engaged in any capacity by the Company or any Affiliate, or to continue in such employment or engagement, or shall interfere with or restrict in any way the rights of the Company and any Affiliate, which rights are hereby expressly reserved, to discharge Holder at any time.
13.    Notice. Any notice given hereunder to the Company will be addressed to the Company at its corporate headquarters, attention Senior Vice President, Human Resources, and any notice given hereunder to Holder will be addressed to Holder at Holder's address as shown on the records of the Company.
14.    Section 409A. The Award is intended to be outside the scope of Section 409A of the Code, and this Agreement shall be interpreted in a manner consistent with such intent. Notwithstanding anything to the contrary in the Plan or in this Agreement, Holder agrees that Holder shall be solely responsible for the satisfaction of all taxes, interest and penalties that may be imposed on Holder or for Holder's account in connection with this Award (including without limitation any taxes, interest and penalties under Section 409A), and neither the Company nor its Affiliates shall have any obligation to reimburse, indemnify or otherwise hold Holder harmless from any or all of such taxes, interest or penalties.
IN WITNESS WHEREOF, the Company, by its duly authorized officer, and Holder have executed this Agreement as of the day and year first above written.

KB HOME

HOLDER: